UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 8, 2008

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)

As previously reported, Ezra Dabah, a member of the board of directors (the “Board”) of The Children’s Place Retail Stores, Inc. (the “Company”), resigned as the Company’s CEO on September 24, 2007. In connection with his resignation the Company and Mr. Dabah executed a letter agreement (the “Letter Agreement”) on April 8, 2008 whereby the terms of Mr. Dabah’s severance arrangements were finalized.

In May 2006, the Company entered into an amended and restated employment agreement providing for Mr. Dabah to serve as our CEO until May 12, 2009 (the “Employment Agreement”). At the time of Mr. Dabah’s resignation, the Board determined that Mr. Dabah’s resignation would be treated for purposes of the Employment Agreement as a termination of his employment by the Company without cause.

The terms of the Letter Agreement are consistent with this determination and provides that: (1) Mr. Dabah shall continue to receive coverage under the Company’s self-insured medical, dental and hospitalization plans for a period up to the period permitted under COBRA, and deliver to Mr. Dabah a commercially available medical, dental and prescription benefits policy to continue coverage of reasonably equivalent benefits (as provided by the Company to other senior executives) at a reasonably equivalent cost to the Company for the remaining portion of the 36-month period commencing on November 24, 2007 (the “Coverage Period”), (2) Mr. Dabah shall receive on (i) June 2, 2008, $6,296 to cover the cost of replacing the group life insurance policy coverage in face amount of $750,000 during 2008, and (ii) January 5, 2009, $12,592 to cover the cost of replacing the group life insurance policy coverage in the face amount of $750,000 during the remainder of the Coverage Period, (3) the Company shall reimburse Mr. Dabah on June 2, 2008 (or such later date during 2008 that the Company receives documentation confirming payment by Mr. Dabah) for any documented premium payment due and paid by Mr. Dabah after November 23, 2007 and prior to June 2, 2008, and continue to pay the remaining premiums during the Coverage Period (of $20,000 per year) on the existing individual insurance policy on Mr. Dabah’s life, (4) the Company shall pay, on (i) June 2, 2008 a lump sum payment of $66,667, to cover the costs of a car service during 2008, and (ii) January 5, 2009 a lump sum payment of $133,333 to cover the cost of a car service during the remainder of the Coverage Period, (5) the Company shall pay, on (i) June 2, 2008 a lump sum of $3,337, reflecting the value of Company matching contributions under the 401(k) plan, that Mr. Dabah would have received during 2008, and (ii) January 5, 2009 a lump sum of $6,675, reflecting the value of Company matching contributions under the 401(k), and (6) provided that Mr. Dabah has not rescinded the Letter Agreement on or before April 15, 2008, the Company will pay Mr. Dabah, on April 15, 2008 a lump sum payment equal to $3,000,000 plus interest from November 23, 2007 until the date of payment (less applicable withholdings). All of the above compensation was expensed by the Company in fiscal 2007.

In addition, Mr. Dabah’s outstanding options will remain exercisable until the earlier of their expiration dates or 90 days following his termination of service as a member of the Board.

Pursuant to the terms of the Letter Agreement, Mr. Dabah agreed to release the Company from any and all claims pertaining to benefits under the Employment Agreement and all applicable employment laws identified in annex 1 of the Letter Agreement. In addition, under the Employment Agreement Mr. Dabah agreed that for a period of five years following the termination of his employment he would not participate in or promote, directly or indirectly, any businesses directly competing with the Company’s business or solicit our directors or employees to provide services to any other company or interfere with any person doing business with the Company or disparage the Company or furnish confidential information of the Company to any other person (except as required by law).

A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On April 10, 2008, the Company issued a press release regarding the Company’s sales results for the fiscal month ended April 5, 2008.

A copy of this press release is included as Exhibit 99.1 hereto.

Item 8.01	Other Events

On April 10, 2008, the Company issued a press release announcing Jill Kronenberg, Senior Vice President, General Merchandise Manager for The Children’s Place brand since October 2006, has resigned from the Company to spend more time with her family. Dina Sweeney and Celeste Risimini-Johnson, have been promoted to Group Vice President and Vice President, respectively, and will divide the responsibilities of Ms. Kronenberg.

A copy of this press release is included as Exhibit 99.2 hereto.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Letter Agreement, dated April 8, 2008, between the Company and Ezra Dabah.

Exhibit 99.1	Press release, dated April 10, 2008, issued by the Company regarding March Sales.

Exhibit 99.2	Press release, dated April 10, 2008, issued by the Company regarding Merchandise Management Change.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2008
THE CHILDREN’S PLACE RETAIL STORES, INC. By: /s/ Patrica Gray Name: Patricia Gray Title: Senior Vice President, General Counsel and Secretary